Exhibit 4.1

SECOND AMENDMENT TO RIGHTS AGREEMENT

This SECOND AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is dated as of March 27, 2018, by and between Spectrum Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Computershare Trust Company, N.A., a national banking association (the “Rights Agent”), and amends the Rights Agreement, dated as of December 13, 2010, by and between the Company and the Rights Agent (as amended to date, the “Rights Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement. All section and exhibit references herein are to sections and exhibits of the Rights Agreement.

WHEREAS, subject to certain limited exceptions, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend any provision of the Rights Agreement in accordance with the terms of such Section 27;

WHEREAS, the Board of Directors of the Company has determined to amend the Rights Agreement as set forth herein;

WHEREAS, this Amendment is permitted by Section 27 of the Rights Agreement; and
WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company hereby directs that the Rights Agreement be amended as set forth in this Amendment.
NOW, THEREFORE, in consideration of the foregoing premises and mutual agreements set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.Amendment to Section 7(a). Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:
“Subject to Section 7(e) hereof, at any time after the Distribution Date the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii), and Section 23(a) hereof) in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate contained therein duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a Preferred Share (or, following the occurrence of a Triggering Event, Common Shares, other securities, cash, or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Close of Business on March 30, 2018 (“Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, and (iii) the time at which the Rights are exchanged in full as provided in Section 24 hereof (the earliest of (i), (ii), and (iii) being herein referred to as the “Expiration Date”).”

Exhibit 4.1

Section 2.Amendment to Exhibits.
2.1    Exhibit B to the Rights Agreement is amended by deleting each reference to “December 13, 2020” in the Form of Rights Certificate and substituting therefor “March 30, 2018”.
2.2    Exhibit C to the Rights Agreement is amended by deleting each reference to “December 13, 2020” in the Form of Summary of Rights to Purchase Preferred Stock and substituting therefor “March 30, 2018”.
Section 3.    Benefits of the Rights Agreement. Nothing in the Rights Agreement, as amended by this Amendment, shall be construed to give to any Person other than the Company, the Rights Agent, and the registered holders of the Rights Certificates (and, prior to the Distribution Date, of the Common Shares) any legal or equitable right, remedy, or claim under the Rights Agreement, as amended by this Amendment; but the Rights Agreement, as amended by this Amendment, shall be for the sole and exclusive benefit of the Company, the Rights Agent, and the registered holders of the Rights Certificates (and, prior to the Distribution Date, of the Common Shares).
Section 4.    Severability. The terms, provisions, covenants or restrictions (or parts thereof) of this Amendment shall be deemed severable and the invalidity or unenforceability of any term, provision, covenant or restriction (or part thereof) shall not affect the validity or enforceability of the other term, provision, covenant or restriction (or part thereof) of this Amendment.  If any term, provision, covenant or restriction (or part thereof) of this Amendment, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable term, provision, covenant or restriction shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable term, provision, covenant or restriction (or part thereof) and (b) the remainder of this Amendment and the application of such term, provision, covenant or restriction (or part thereof) to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such term, provision, covenant or restriction (or part thereof), or the application thereof, in any other jurisdiction.
Section 5.    Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.
Section 6.    Effective Date; Certification. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. The officer of the Company executing this Amendment hereby certifies to the Rights Agent that the amendment to the Rights Agreement set forth in this Amendment is in compliance with Section 27 of the Rights Agreement and the certification contained in this Section 6 shall constitute the certification required by Section 27 of the Rights Agreement.
Section 7.    No Other Effect. Except as expressly set forth herein, the Rights Agreement shall not by implication or otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect, as amended hereby.
Section 8.    Notice. The Rights Agent and the Company hereby waive any notice requirement with respect to each other under the Rights Agreement, if any, pertaining to the matters covered by this Amendment.

Exhibit 4.1

Section 9.    Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A facsimile or .pdf signature delivered electronically shall constitute an original signature for all purposes.
[Signature Page Follows]

Exhibit 4.1

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

SPECTRUM PHARMACEUTICALS, INC.

By:	/s/ Kurt A. Gustafson
Name:	Kurt A. Gustafson
Title:	EVP & Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.,
as Rights Agent

By:	/s/ Dennis V. Moccia
Name:	Dennis V. Moccia
Title:	Manager, Contract Administration

SIGNATURE PAGE TO SECOND AMENDMENT TO RIGHTS AGREEMENT